Exhibit 5.1

[LETTERHEAD OF WESTAR ENERGY, INC.]

November 15, 2007

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas  66612

Ladies and Gentlemen:

I am Vice President, General Counsel and Corporate Secretary of Westar Energy, Inc., a Kansas corporation (the “Company”), and have acted for the Company in connection with (i) the proposed offering and sale of up to 8,740,000 shares (the “Shares”) of common stock of the Company pursuant to the underwriting agreement, dated November 15, 2007 (the “Underwriting Agreement”), among the Company, UBS Securities LLC and J.P. Morgan Securities Inc., as representatives of the underwriters named therein, and UBS Securities LLC (in its capacity as agent for the Forward Purchaser (as such term is defined below), the “Forward Seller”), and the forward sale agreement, dated November 15, 2007 (the “Forward Sale Agreement” and together with the Underwriting Agreement, the “Transaction Documents”), between the Company and UBS AG, London Branch (the “Forward Purchaser”) and (ii) the filing by the Company of the Prospectus Supplement relating to the proposed offering and sale of the Shares, dated November 15, 2007 (the “Prospectus Supplement”), with the SEC pursuant to Rule 424(b) promulgated under the Act.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

I have assumed the following: (i) the genuineness of all signatures (other than the signatures of the officers of the Company) on all documents examined by me; (ii) the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) any certifications and documents dated prior to the date hereof remain true as of the date hereof; (iv) each certificate of a public official is accurate, complete and authentic and all official public records are accurate and complete and (v) the legal capacity of all natural persons.

I have also assumed for purposes of my opinion that each Transaction Document has been duly authorized, executed and delivered by all parties thereto other than the Company, and constitutes a legal, valid and binding obligation of each party thereto other than the Company, and that all such other parties have the requisite organizational and legal power to perform their obligations thereunder.

On the basis of the foregoing, I am of the opinion that that (a) the Company Securities (as such term is defined in the Underwriting Agreement), if any, have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement, such Company Securities will be validly issued, fully paid and non-assessable and (b) the Borrowed Securities (as such term is defined in the Underwriting Agreement), if any, have been duly authorized by the Company and, when borrowed and sold by the Forward Seller and delivered by the Forward Seller against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement, such Borrowed Securities will be validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Kansas and the foregoing opinion is limited to the laws of the State of Kansas (except state securities or blue sky laws) and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Company’s registration statement on Form S-3 (Registration No. 333-141899) and to the reference to me under the caption “Legal matters” in the Prospectus Supplement.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Larry D. Irick
Larry D. Irick